EXHIBIT 99.2
Vanguard Health Systems, Inc.
Supplementary Financial Information

Adjusted EBITDA Margin Presentation of Most Directly Comparable GAAP Financial Measure (Net Income/Loss Margin) and Reconciliation of Adjusted EBITDA Margin to Net Income/Loss Margin

	(unaudited) Quarter ended September 30,

(in millions)	2007	2008

Adjusted EBITDA	$56.8	$63.2
Total revenues	662.5	719.0

Adjusted EBITDA Margin	8.6%	8.8%

Adjusted EBITDA	$56.8	$63.2
Interest, net	(31.7)	(28.7)
Income tax benefit (expense)	3.4	(0.2)
Depreciation and amortization	(32.5)	(32.3)
Minority interests	(0.9)	(0.9)
Equity method income	0.9	–
Stock compensation	(0.5)	(1.4)
Gain (loss) on sale of assets	(0.1)	2.1
Monitoring fees and expenses	(1.9)	(1.3)
Realized holding loss on investments	–	(0.6)
Income (loss) from discontinued operations, net of taxes	(0.4)	1.0

Net income (loss)	$(6.9)	$0.9
Total revenues	$662.5	$719.0

Net income (loss) margin	(1.0)%	0.1%